Exhibit 99.1

FOR IMMEDIATE RELEASE

HTG Announces Preliminary Full Year 2018 Unaudited Revenue of Approximately $21.5 Million

TUCSON, Ariz., Jan. 7, 2019 – HTG Molecular Diagnostics, Inc. (Nasdaq: HTGM) (HTG), a life science company whose mission is to advance precision medicine, today announced preliminary, unaudited financial results for the full year ended December 31, 2018.

Preliminary Full Year 2018 Unaudited Revenue:

•	Total revenue for the full year 2018 is expected to be approximately $21.5 million, an increase of 46% over total revenue for the full year 2017.
o	Product revenue for 2018 is expected to increase 25% over full year 2017.
o	Pharma services revenue for 2018 is expected to increase 38% over full year 2017.
o	Collaboration revenue for 2018 is expected to increase 56% over full year 2017.
•	Cash and cash equivalents are expected to be approximately $34.4 million as of December 31, 2018, up from $10.0 million as of December 31, 2017.

“2018 was a solid year of growth across all of our revenue segments, and while we are pleased with the underlying fundamental strength of our business, we continue to see volatility in the timing of our collaboration revenues as program milestones move between periods,” said TJ Johnson, CEO of HTG. “We are confident in the long-term trajectory of our Biopharma business and in the substantial potential of our technology to advance precision medicine. Additionally, we are seeing meaningful growth in our early-phase pharma programs and see this as a good leading indicator for 2019 and beyond. We look forward to providing additional color on each of our revenue segments and our 2019 diagnostic plans on our earnings call in early March,” concluded Mr. Johnson.

The preliminary results set forth above are based on management’s initial review of the Company’s operating results for the quarter and year ended December 31, 2018 and are subject to revision based upon the Company’s year-end closing procedures and the completion and external audit of the Company’s year-end financial statements. Actual results may differ materially from these preliminary results as a result of the completion of year-end closing procedures, final adjustments and other developments arising between now and the time that the Company’s financial results are finalized, and such changes could be material. In addition, these preliminary results are not a comprehensive statement of the Company’s financial results for the year ended December 31, 2018, should not be viewed as a substitute for full, audited financial statements prepared in accordance with generally accepted accounting principles, and are not necessarily indicative of the Company’s results for any future period.

The Company expects to announce full 2018 financial results in advance of its quarterly conference call, currently planned for Thursday, March 7, 2019.

About HTG:

HTG is focused on advancing the promise of precision medicine. The company’s proprietary HTG EdgeSeq technology automates complex, highly multiplexed molecular profiling from solid and liquid samples, even when limited in amount. HTG’s customers use its technology to identify biomarkers important for precision medicine, to understand the clinical relevance of these discoveries, and ultimately to identify treatment options. Our mission is to advance precision medicine.

Safe Harbor Statement:

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our revenue expectations and other expected financial results as of and for the year ended December 31, 2018 and the expected benefits of our collaborations to our future revenue. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements necessarily contain these identifying words. These forward-looking statements are based upon management’s current expectations, are subject to known and unknown risks, and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, including, without limitation, the risk that we may not realize the benefits expected under our collaboration agreements with QIAGEN or other biopharmaceutical companies; the risk that our actual revenue or other financial results for the full year 2018 may differ materially from our estimated results for these periods as a result of the completion of the year-end closing procedures, final adjustments, final profit-sharing reconciliation with QIAGEN, or other developments arising between now and the time that our financial results are finalized; risks associated with our ability to successfully commercialize our products; the risk that our products and services may not be adopted by biopharmaceutical companies or other customers as anticipated, or at all; our ability to manufacture our products to meet demand; the level and availability of reimbursement for our products; our ability to effectively manage our anticipated growth; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims. These and other factors are described in greater detail in our filings with the Securities and Exchange Commission, including without limitation our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018. All forward-looking statements contained in this press release speak only as of the date on which they were made, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contact:

Ashley R. Robinson

LifeSci Advisors, LLC

Phone: (617) 535-7742

Email: arr@lifesciadvisors.com